Exhibit 99.1

NEWS RELEASE

PATINA CLOSES CORDILLERA PURCHASE

DENVER, COLORADO, OCTOBER 1, 2003—PATINA OIL & GAS CORPORATION (NYSE:POG) – announced today that the acquisition of Cordillera Energy Partners, L.L.C. (“Cordillera”) had closed. Final consideration totaled $244.5 million, comprised of $240.5 million of cash funded with bank borrowings and five year warrants to purchase 500,000 shares of Patina common stock for $45.00 per share. The purchase added 235 Bcfe to Patina’s proved reserves. The acquired reserves are 93% natural gas and are located primarily in the Mid Continent (91 Bcfe), the San Juan Basin (132 Bcfe) and the Permian Basin (12 Bcfe). Approximately 61% of the reserve value and 51% of the volumes acquired were classified as proved developed producing. Inclusive of the Cordillera reserves, Patina’s proved reserve mix is currently estimated at 53% in Wattenberg, 28% in the Mid Continent, 10% in the San Juan and 9% of other. Patina estimates, based on current prices, that its total proved reserves now approximate 1.5 Tcfe.

Net daily production from the Cordillera properties currently exceeds 31 MMcfe per day, comprised of 27.5 MMcfe of gas and 600 barrels of oil. Average daily production is estimated at 16.6 MMcfe in the Mid Continent (94% gas), 11.2 MMcfe in the San Juan (98% gas) and 3.2 MMcfe in the Permian Basin (18% gas). Patina’s production rate now exceeds 300 MMcfe per day, of which roughly 66% is gas. Operating costs on the newly acquired properties are expected to average $0.50 per Mcfe. As a result of the acquisition, general and administrative expenses are expected to increase by roughly $1.5 million a year.

Subsequent to the purchase, the Company had $456.0 million outstanding under its bank facility. Based on current commodity prices and exclusive of additional acquisitions or equity repurchases, debt should decline approximately $25.0 million by year-end. At September 30th, the Company had hedged 13,100 barrels of oil per day at an average NYMEX price of $24.91 per barrel for the fourth quarter of 2003 and 13,300 barrels of oil per day for 2004 at an average NYMEX price of $24.71. The Company has also hedged 86,700 MMBtus per day of natural gas at $3.60 (CIG based), 24,500 MMBtus per day at $4.48 (ANR/PEPL based) and 4,000 MMBtus per day at $4.65 (San Juan / El Paso based) for the fourth quarter of 2003 and 79,900 MMBtus per day at $3.80 (CIG based), 29,200 MMBtus per day at $4.48 (ANR/PEPL based) and 6,800 MMBtus per day at $4.36 (San Juan / El Paso based) in 2004. Lesser volumes are hedged in 2005.

In the last year, the Company has acquired 560 Bcfe of proved reserves for $495 million, or $0.88 per Mcfe. Each of the purchases have been immediately accretive to earnings and cash flow. In combination, the acquisitions were contributing more than 92,000 Mcfe per day of net production at October 1, 2003.

Commenting, Thomas J. Edelman, the Company’s Chairman remarked, “Having closed Cordillera, we could not be more pleased with the opportunities before us. We have significantly diversified our asset base with sizeable positions in three major areas, Wattenberg, the Mid Continent and the San Juan Basin. Our returns on development capital remain exceptional and we continue to increase our inventory of future capital projects. While a capital budget for 2004 will not be formally adopted until early December, current projections suggest that next year’s development expenditures will rise by 20% to 25% over the $165 million expected to be spent in 2003. At that budget level, production should rise by 17%—20% next year.”

The Company plans to host a conference call on Friday, October 3, 2003, beginning at 11:00 a.m. (EDT) to discuss the Cordillera acquisition and provide an operational update. To participate, please dial (800) 289-0436. A replay of the call will be available on Saturday, October 4, 2003, for 30 days by dialing (888) 203-1112. The access code for the replay is 385730.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of southern Oklahoma and the Texas Panhandle, and the San Juan Basin.

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Contact:	David J. Kornder

Executive Vice President

Chief Financial Officer

(303) 389-3600

dkornder@patinaoil.com